Exhibit 99

                                  NEWS RELEASE
                                  ------------

Contact: B.L. Rakes, President & CEO
               Mary G. Staples, PFO
               (540) 343-0135

Date:   April 18, 1997

                              FOR IMMEDIATE RELEASE
                              ---------------------
             SWVA BANCSHARES, INC. ANNOUNCES THIRD QUARTER EARNINGS
                          AND STOCK REPURCHASE PROGRAM

        Roanoke, Virginia, April 18, 1997: SWVA Bancshares, Inc., the holding company of Southwest Virginia Savings Bank, FSB, Roanoke, Virginia, announced earnings for the third quarter of fiscal year 1997.

        Net income for the nine months ended March 31, 1997 was $172,000 or $0.35 per share. Income for the nine months was affected by a one-time assessment by the FDIC to recapitalize the Savings Association Insurance Fund
(SAIF). Without the $355,000 assessment, SWVA Bancshares, Inc. net income for the nine months ended March 31, 1997 would have been $392,378 or $0.81 per share with return on average assets of .75% and return on average equity of 6.20%.

        Net income increased $44,000 or 44.89%, from $98,000 for the three months ended March 31, 1996 to $142,000 for the three months ended March 31, 1997. The increase in net income was due to increased net interest income offset by a decrease in noninterest income.

        Interest income increased $115,000, or 9.38% from $1.2 million for the three months ended March 31, 1996 to $1.3 million for the three months ended March 31, 1997. The increase was mainly a result of additional mortgage loans put in the Bank's portfolio and an increase in funds invested.

        Interest expense increased $9,000 or 1.37% from $655,000 for the three months ended March 31, 1996 to $664,000 for the three months ended March 31, 1997. The increase was due mainly to an increase in interest paid on borrowed funds offset by a decrease in interest paid on deposits.

        Net interest income increased by $106,000 from $571,000 for the three months ended March 31, 1996 to $677,000 for the three months ended March 31, 1997, due mainly to additional interest earned on mortgage loans and investments.

        The Bank made no provision for credit losses for the three months ended March 31, 1997. The allowance for credit losses is $194,000. Management reviews the Bank's loan portfolio and future additions may become necessary based upon changing economic conditions, increases in the loan portfolio or changes in the underlying collateral of the loan portfolio. There were no non-performing loans on March 31, 1997.

        Non-interest income decreased by $56,000, or 42.42% from $132,000 for the three months ended March 31, 1996 to $76,000 for the three months ended March 31, 1997. This was mainly the result of a $51,000 reduction in income on loans sold in the secondary market for the three months ended March 31, 1997.

        Non-interest expense decreased by $14,000, or 2.57% from $543,000 for the three months ended March 31, 1996 to $529,000 for the three months ended March 31, 1997, mainly due to a reduction in Federal Deposit Insurance Premiums, decreased office occupancy and equipment expense offset by an increase in data processing expenses and other noninterest expenses.




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        The Company's assets and stockholders'  equity amounted to $68.9 million and $8.4 million, respectively, at March 31, 1997.

        Southwest Virginia Savings Bank, FSB is a federally chartered savings bank, the deposits of which are insured by the FDIC to the fullest extent provided by law. The Bank is headquartered in Roanoke, Virginia and operates 5 full-service banking facilities and a mortgage origination office serving Roanoke City, Roanoke County, Salem City and adjacent counties. The Bank has served the community since 1927.

        The Bank exceeds all current regulatory capital ratio requirements and continues to meet the "well capitalized" regulatory definition, the highest such rating.

        SWVA Bancshares, Inc., "the Company" has received regulatory approval to implement its 5% stock repurchase program. Mr. B.L. Rakes, President, said the Company has been authorized by its Board of Directors to repurchase up to 26,021 shares or 5% of its outstanding shares of common stock.

        The repurchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become authorized but unissued shares and will be utilized for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options. The repurchase program is expected to be completed by October 7, 1997, at which time the Company may terminate or continue the program.

        SWVA Bancshares, Inc.'s common stock shares are listed over-the-counter through the National Daily Quotation System "Pink Sheets" under the symbol "SWVB".


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                              SWVA BANCSHARES, INC.
                  (Dollars in thousands, except per share data)

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                  Nine Months Ended
                                                                                      March 31,
                                                                                --------------------------
                                                                                   1997             1996
                                                                                ---------         --------
                                                                                     (unaudited)
Interest income                                                                   $ 3,942          $ 3,688
Interest expense                                                                    1,992            1,987
                                                                                   ------           ------
     Net interest income                                                            1,950            1,701
Provision for credit losses                                                             0                0
                                                                                 --------         --------
     Net interest income after
       provision for credit losses                                                  1,950            1,701
Noninterest income                                                                    293              351
Noninterest expense                                                                 1,959            1,682
                                                                                   ------           ------
     Income before income taxes                                                       284              370
Provision for income taxes                                                            112              144
                                                                                 --------          -------
Net Income                                                                       $    172         $    226
                                                                                  =======          =======

Earnings per common share                                                        $   0.35         $   0.52
Return on average assets                                                             0.33%             .45%
Return on average equity                                                             2.70%            3.72%
Interest rate spread                                                                 3.58%            3.24%
Net interest margin                                                                  3.99%            3.65%
Noninterest expense to average assets                                                3.77%            3.37%

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                 March 31          June 30
                                                                                   1997             1996
                                                                                -----------     ------------
                                                                                     (unaudited)
Cash and investments                                                              $ 8,347          $ 9,103
Mortgage-backed and related securities                                              6,568            7,939
Loans held for sale                                                                   793              985
Loans receivable, net                                                              50,946           46,757
Property and equipment, net                                                         1,641            1,662
Other assets                                                                          578              541
                                                                                   ------           ------
     Total assets                                                                 $68,873          $66,987
                                                                                   ======           ======
Deposits                                                                          $58,512          $57,643
Advances FHLB                                                                       1,000                0
Accrued expenses and other liabilities                                                933              669
Stockholders' Equity                                                                8,428            8,675
                                                                                   ------           ------
     Total liabilities and stockholders' equity                                   $68,873          $66,987
                                                                                   ======           ======

Nonaccrual and 90 days past due loans                                           $       6        $       0
Total nonperforming assets                                                      $       0        $       0
                                                                                 ========         ========



Allowance for credit losses
  to nonperforming assets                                                            .00%             .00%
Nonperforming loans to total loans                                                   .00%             .00%
Nonperforming assets to total assets                                                 .00%             .00%
Book value per share                                                            $16.19(1)         15.97(1)


(1) Book value per share has been calculated by taking Stockholder's Equity and dividing by the number of shares outstanding. Shares outstanding on June 30, 1996 were 543,190. Shares outstanding on March 31, 1997 were 520,434.